EXHIBIT 10(yyy)

FINANCING AGREEMENT

by and among

MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

and

QUAKER CHEMICAL CORPORATION

and

BROWN BROTHERS HARRIMAN & CO.

Dated February 1, 2007

Relating to

$5,000,000

Montgomery County Industrial Development Authority

Industrial Development Revenue Refunding Bond

(Quaker Chemical Corporation Project)

Series 2007

i

v

FINANCING AGREEMENT

FINANCING AGREEMENT dated February 1, 2007 (the “Agreement”), is made by and among QUAKER CHEMICAL CORPORATION, a Pennsylvania business corporation (the “Borrower”), the MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the “Issuer”), a body corporate and politic and existing under and by virtue of the laws of the Commonwealth of Pennsylvania (the “Commonwealth”), and BROWN BROTHERS HARRIMAN & CO., a private bank organized as a partnership (the “Bank”).

WITNESSETH

WHEREAS, the Issuer is organized under the Pennsylvania Economic Development Financing Law, 73 P. S. §§371-386, as amended (the “Act”), and is empowered under the Act to acquire, by purchase or otherwise, any lands or interest therein or other property for any project and to enter into contracts with respect to the financing of any project (as defined in the Act); and

WHEREAS, the Borrower has applied to the Issuer for financial assistance in connection with a project (collectively, the “Project”) consisting of the current refunding of certain outstanding obligations of the Authority issued on behalf of the Borrower (the “Prior Bonds”) as described in the Application (herein defined); and

WHEREAS, for the purpose of paying the costs of the Project, excluding the costs of issuing the Bond (hereinafter defined), Borrower has requested that the Issuer issue $5,000,000 of its Industrial Development Revenue Refunding Bond (Quaker Chemical Corporation Project), Series 2007 (the “Bond”); and

WHEREAS, the Bond is being issued pursuant to the Act and a resolution of the Issuer adopted on December 14, 2006 (the “Resolution”); and

WHEREAS, the Issuer intends to sell the Bond to the Bank at the face amount thereof and to lend the proceeds from the sale of the Bond to the Borrower to assist in financing the Project (such loan being hereinafter referred to as the “Loan”), which Loan will be repaid by the Borrower in accordance with the terms hereof; and

WHEREAS, payment of the Bond will be secured by an assignment of the Issuer’s rights hereunder (other than its rights to payment of certain fees and expenses and to indemnification) to the Bank and its successors and assigns; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Bond, when executed and delivered by the Issuer, the legal, valid and binding limited obligation of the Issuer in accordance with its terms and to make this Agreement a valid and binding agreement;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Bond by the Bank and of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

SECTION 1.1 Definitions.

In this Agreement and any supplement hereto (except as otherwise expressly provided), the following words and terms shall have the meanings specified in the foregoing recitals:

ACT

AGREEMENT

BANK

BOND

BORROWER

COMMONWEALTH

ISSUER

LOAN

PRIOR BONDS

PROJECT

RESOLUTION

In addition, the following words and terms shall have the following meanings, unless a different meaning clearly appears from the context:

“AFFILIATE” means, as to any entity, any corporation controlling, controlled by, or under common control with such entity.

“APPLICATION” means the application of the Issuer (based on information provided by the Borrower) to the Pennsylvania Department of Community and Economic Development requesting financial assistance through the issuance of tax-exempt bonds in an amount not to exceed $5,000,000 to finance the Project.

“ATTRIBUTABLE INDEBTEDNESS” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“AUTHORIZED OFFICER” means in the case of the Issuer, the Chairperson, Vice Chairperson of the Issuer or any other individual or individuals duly authorized in writing by the Issuer to act on its behalf, and in the case of the Borrower, individuals duly authorized by the Borrower to act on its behalf as provided in the certificate delivered in accordance with Section 7.2(b) hereof.

“BOND COUNSEL” means Counsel having a national reputation in the field of municipal and tax-exempt finance whose opinions are generally accepted by purchasers of municipal bonds and who are reasonably satisfactory to the Issuer and the Bank.

“BORROWER FINANCING DOCUMENTS” means this Agreement and the Tax Agreement.

“BUSINESS DAY” means any day other than (i) a Saturday or Sunday or a legal holiday, or (ii) a day on which banking institutions located in the Commonwealth are required or authorized by law or executive order to be closed for commercial banking purposes, or (iii) so long as the Bank is the owner of the Bond, any day on which the Bank’s office in Philadelphia, Pennsylvania, is not open for banking business.

“CAPITAL EXPENDITURES” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person (other than expenditures incurred in connection with any Permitted Acquisition).

“CODE” means the Internal Revenue Code of 1954 and the Internal Revenue Code of 1986, as amended, and all applicable regulations promulgated thereunder.

“CONSOLIDATED EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, plus the portion of rent expense that is treated as interest in accordance with GAAP as a result of the Permitted Sale and Leaseback Transaction being subject to a Lease Accounting Rule Change, (ii) the provision for Federal, state, local and foreign income taxes includable in Net Income for such period including, without limitation, Permitted Non-Cash Reversals, (iii) depreciation and amortization expense, (iv) non-cash charges in respect of any write down of assets taken in the ordinary course of business and (v) commencing on January 1, 2006, non-cash compensation expenses related to the application of financial accounting standard 123-R and minus (b) the following to the extent included in calculating such Consolidated Net Income: (x) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (y) non-cash items increasing Consolidated Net Income in respect of any write up of assets; provided, however that the Company shall be permitted to add back to EBITDA for the relevant period, the Permitted Restructuring Charge; provided, however that (A) the Company shall treat as rent expense, and therefore reduce EBITDA by, the amount of any payment made or accrued during such period on account of the Permitted Sale and Leaseback Transaction, to the extent same is subject to a Lease Accounting Rule Change; and (B) that the Company shall have provided to the Bank information detailing (in form and level of specificity reasonably satisfactory to the Administrative Agent) the expenses and charges that comprise the restructuring charge not later than the earlier of (i) ten (10) Business Days after the Company’s filing of the 8-K with respect to such Permitted Restructuring Charge; and (ii) the date on which the financial statements reflecting such Permitted Restructuring Charge are issued. Calculations of Consolidated EBITDA shall give effect, on a pro forma basis, to all Permitted Acquisitions and Dispositions permitted under this Agreement made during the quarter or year to which the required compliance relates, as if such Permitted Acquisition or Disposition had been consummated on the first day of the applicable period.

“CONSOLIDATED FUNDED INDEBTEDNESS” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, but without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than letters of credit to the extent such letters of credit support Indebtedness otherwise included in clauses (a) through (g) hereof), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases (other than the Permitted Sale and Leaseback Transactions, to the extent same is subject to a Lease Accounting Rule Change) and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or Joint Venturer unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary; provided that each of clauses (a) through (g) (except Synthetic Lease Obligations) shall only be included in Consolidated Funded Indebtedness to the extent the foregoing appears as a liability on the balance sheet of the Company in accordance with GAAP.

“CONSOLIDATED INTEREST CHARGES” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with (i) borrowed money (including capitalized interest), (ii) the deferred purchase price of assets, and (iii) off-balance sheet liabilities, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP (other than on account of the Permitted Sale and Leaseback Transaction, to the extent same is subject to a Lease Accounting Rules Change), plus or minus the benefits or detriments, as the case may be, of any interest rate protection.

“CONSOLIDATED INTEREST COVERAGE RATIO” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“CONSOLIDATED LEVERAGE RATIO” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“CONSOLIDATED NET INCOME” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) determined in accordance with GAAP for such period.

“CONTRACTUAL OBLIGATION” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“COUNSEL” means an attorney or firm of attorneys duly admitted to the practice of law before the highest court of any state in the United States of America or the District of Columbia.

“DEBTOR RELIEF LAWS” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DETERMINATION OF TAXABILITY” means (a) the enactment of legislation to or with the effect that interest payable on the Bond is includable in the gross income of the Bank (provided that the Bank is not a “substantial user” or “related person” as each such term is defined in the Code) under the federal income tax laws, any such determination being deemed to have occurred on the effective date of such legislation; or (b) receipt by the Borrower, the Issuer or the Bank of notice that the Commissioner of Internal Revenue or any district director of the Internal Revenue Service, based upon filings of the Borrower, any review or audit of the Borrower, or any ground whatsoever, shall have determined that a Taxable Event has occurred; provided that the Borrower shall have been afforded a reasonable opportunity to appeal such determination, but only so long as (i) the Borrower shall diligently pursue such appeal, and (ii) the Borrower shall provide the Bank with reasonable assurance of payment of all obligations to the Bank in connection with the Bond as a result of an adverse determination of such appeal, and (iii) the prosecution of such appeal does not otherwise adversely affect the Bank in the Bank’s reasonable judgment; or (c) issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service, or a determination by any court of competent jurisdiction, that the interest payable on the Bond is includable for federal income tax purposes in the gross income of the Bank (except as aforesaid); or (d) an opinion of Bond Counsel addressed to the Bank that such Bond Counsel cannot conclude that the interest on the Bond qualifies as exempt income under Section 103 of the Code; provided, however, that the Borrower shall have been given 30 days’ notice and an opportunity to consult with such Bond Counsel.

“DISPOSITION” or “DISPOSE” means the sale, transfer, exclusive license (other than any such license as to which exclusivity is granted by the licensor as to geographic scope only) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA AFFILIATE” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA EVENT” means (a) a Reportable Event with respect to a Pension Plan (as defined in ERISA); (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan (as defined in ERISA) is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“EVENT OF DEFAULT” means any of the events enumerated in Section 13.1.

“FUNDAMENTAL CHANGE” means: (i) any merger (except where the Borrower is the surviving entity), dissolution, liquidation or consolidation of the Borrower with our into another Person; (ii) any Disposition of the majority of the assets (whether now owned or hereinafter acquired) of the Borrower to or in favor of any Person, in any one or series of transaction; (iii) a fundamental change in the business lines or operations of the Borrower, as determined by the Bank in its reasonable discretion; (iv) a sale of more than 25% of the stock of the Borrower; or (v) a delisting of the Borrower from the New York Stock Exchange.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GOVERNMENTAL AUTHORITY” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GOVERNMENT OBLIGATIONS” means direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United Sates of America.

“GUARANTEE” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such

Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“INDEBTEDNESS” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past-due for more than 90 days after the date on which the related invoice was originally payable, which date is not more than 90 days after the date the invoice was originally issued.

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of the acquisition of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a Joint Venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“INDEMNIFIED PARTIES” means the Commonwealth, the Issuer, the Bank, any person who “controls” the Issuer and the Bank, within the meaning of Section 15 of the Securities Act of 1933, as amended, any member, officer, director, official, agent or employee of the Issuer and the Bank (including any partner of the Bank) and their respective executors, administrators, heirs, successors and assigns.

“INTEREST RATE” means the rate as determined by the Bank and as set forth on the Bond.

“INTEREST PAYMENT DATE” means the first day of each calendar month of each year commencing March 1, 2007.

“INTERNAL CONTROL EVENT” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting within the meaning of Item 308 of Regulation S-K promulgated by the SEC, in each case as described in the Securities Laws.

“JOINT VENTURER” means any Person holding an equity interest in an entity for whose obligations and liabilities such Person is jointly and severally liable.

“LEASE ACCOUNTING RULES CHANGE” means a change in the definitions of capital and operating leases under GAAP, as a result of which the Permitted Sale and Leaseback Transaction is required to be classified as a capital lease, rather than a operating lease.

“LIEN” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LOAN ACCOUNTS” has the meaning set forth in Section 8.3 hereof.

“MATERIAL ADVERSE EFFECT” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Borrower Financing Document. As used in this definition, “material” shall mean an amount of five (5%) percent or more of the total consolidated assets of the Company and its Subsidiaries as of the relevant date of determination.

“MATURITY DATE” means December 1, 2018.

“OBLIGATIONS” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any loan, including the Loan, or letter of credit of the Borrower or any of its Affiliates, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OUTSTANDING” shall mean, as of the time in question, the Bond issued and delivered under this Agreement, except all or any portion of the principal amount thereof, as the case may be, such as:

(a) is cancelled or required to be cancelled under the terms of this Agreement; or

(b) in substitution for which another Bond has been authenticated and delivered pursuant hereto; or

(c) is paid in part without presentation and surrender of the Bond in accordance with Section 6.1(e) hereof (but only to the extent of such payments).

“PRIOR BONDS” means the Authority’s Monthly Floating Rate Demand Bonds, 1984 Series (Quaker Chemical Corporation Project) originally issued in the amount of $5,000,000.

“PERMITTED NON-CASH REVERSALS” means a one-time reversal on the balance sheet of non-cash U.S. deferred tax assets which primarily relate to differences in when certain items are deductible for tax purposes vs. expensed for GAAP purposes, the realization of which is contingent upon future taxable income, provided that the aggregate amount of such reversals does not exceed $20,000,000.

“PERMITTED RESTRUCTURING CHARGE” means certain charges the Company has taken or anticipates taking during the fiscal year ending December 31, 2005, in connection with a restructuring, (a) but in any event to be taken no later than March 31, 2006, on a one-time basis, and, (b) to the extent that the cash component of such restructuring charge after March 31, 2005 does not exceed $6,000,000. For the avoidance of doubt, potential pension charges (either due to curtailment of the pension plan or early retirement incentives) associated with the restructuring referred to above, in an aggregate amount not to exceed $7,000,000 shall be considered a non-cash item.

“PERMITTED SALE AND LEASEBACK TRANSACTION” means with respect to the Company or any Subsidiary, the arrangement, with the Butler County Port Authority (“BCPA”) whereby the Company or such Subsidiary shall sell, lease, or otherwise transfer, directly or indirectly, its facility (buildings and equipment) located in Middleton, Ohio, cause improvements and additions to be made thereto (collectively, the “Project”), and thereafter rent or lease such facility and additional facilities and such equipment; all on substantially the same terms and conditions disclosed in that certain letter dated July 26, 2006 from the Borrower to Bank of America, N.A., as Administrative Agent, with such changes to such terms and conditions as have been disclosed in writing to, and approved by, the Administrative Agent in its reasonable discretion; provided however, that (i) the total cost of the Project shall not exceed $45,000,000; and (ii) neither the Company nor any Subsidiary will be or become a guarantor or surety for any obligations owing by the BPCA (to any other financing entity) for the Project.

“PERSON” means natural persons, firms, associations, public bodies, corporations, partnerships, limited liability companies and other entities.

“PROJECT FACILITIES” means all property of the Borrower financed as part of the Project through the issuance of the Prior Bonds and refunded by the Bond.

“RECORD DATE” means, with respect to any Interest Payment Date, the Business Day preceding such Interest Payment Date.

“REGISTERED PUBLIC ACCOUNTING FIRM” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REGULATIONS” means the United States Treasury Regulations and any pertinent Revenue Rulings, Revenue Procedures, Notices or Announcements promulgated by the Secretary of the Treasury of the United States or by the Internal Revenue Service.

“RESERVED RIGHTS” means the rights of the Issuer to (1) execute and deliver supplements and amendments to the Agreement pursuant to Section 14.1 hereof, (2) be held harmless and indemnified pursuant to Section 15.6 hereof, (3) receive any funds for its own use, whether as administration fees pursuant to Section 8.2 or reimbursement or indemnification pursuant to Section 15.5 and 15.6 hereof, (4) receive notices and other documents, and (5) provide any consent, acceptance or approval with respect to matters as provided herein.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SECURED RATE” means the rate as determined by the Bank and as set forth on the Bond upon the issuance of a letter of credit.

“SECURITIES LAWS” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“SUBSIDIARY” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SWAP CONTRACT” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“SWAP TERMINATION VALUE” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank or any Affiliate of the Bank).

“SYNTHETIC LEASE OBLIGATION” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TAX AGREEMENT” means the Arbitrage and Tax Certificate executed by the Issuer and the Borrower, concurrently with the delivery of the Bond, relating to the expectations of the Issuer and the Borrower with respect to the expenditure of the proceeds of the Bond and the compliance by the Issuer and the Borrower with the provisions of the Code as required to ensure the exclusion from gross income for federal income tax purposes of the interest on the Bond.

“TAXABLE EVENT” means the application of the proceeds of the Bond in such manner, or the occurrence or non-occurrence of any other event (except the enactment of legislation described in clause (a) of the definition of Determination of Taxability above), whether within or without the control of the Borrower, with the result that, under the Code, the interest on the Bond is or becomes includable in the gross income for federal income tax purposes of the Bank (except as aforesaid).

“TAXABLE RATE” means the rate as determined by the Bank and as set forth on the Bond upon a Determination of Taxability.

SECTION 1.2 Rules of Construction.

In this Agreement (except as otherwise expressly provided), the following rules shall apply unless a different meaning clearly appears from the context:

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth.

(b) The section and other headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

(c) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular the plural, and the part the whole. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to a particular provision of this Agreement.

(d) The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such provision shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the remaining provisions of this Agreement.

(e) Words importing persons include firms, associations, corporations, partnerships, limited liability companies and other entities; all words importing the singular number include the plural number and vice versa; and all words importing the masculine gender include the feminine gender.

(f) All references herein to financial or accounting terms, except as the context may clearly otherwise require, shall be construed in accordance with GAAP.

(g) All references to the time of any day shall mean Eastern Standard or Daylight Savings Time, as prevailing on the applicable date in Philadelphia, Pennsylvania.

ARTICLE 2.

ISSUER REPRESENTATIONS

The Issuer represents and warrants as follows:

SECTION 2.1 Organization; Authority To Issue Bond.

The Issuer is a public corporation and instrumentality of the Commonwealth, duly organized, established and existing under the laws of the Commonwealth, particularly the Act. The Issuer is authorized to issue the Bond in accordance with the Act and to use the proceeds thereof to make the Loan.

SECTION 2.2 Authorization for Financing.

The Issuer has complied with the provisions of the Act and has full power and authority pursuant to the Act to consummate all transactions contemplated by this Agreement, the Bond, the Resolution, and any and all agreements relating thereto and to perform its obligations thereunder and to issue, sell and deliver the Bond to the Bank as provided herein.

SECTION 2.3 Resolution.

Pursuant to the Resolution adopted by the Issuer and still in force and effect, the Issuer has duly authorized the execution, delivery and due performance of this Agreement and the Bond and the Issuer has duly authorized the taking of any and all action as may be required on the part of the Issuer pursuant to the express provisions of this Agreement to perform, give effect to and consummate the transactions contemplated by this Agreement and all approvals necessary in connection with the foregoing have been received.

SECTION 2.4 The Bond.

When the Bond is issued, transferred and delivered in accordance with the provisions of this Agreement, the Bond will have been duly authorized, executed, issued and delivered and will constitute the valid and special and limited obligation of the Issuer payable solely from the revenues and other monies derived by the Issuer from this Agreement. The Bond shall not be in any way a debt or liability of the Commonwealth or any political subdivision thereof, except the non-recourse obligation of the Issuer, and shall not create or constitute any indebtedness, liability or obligation of the Commonwealth or of any political subdivision thereof, except the non-recourse obligation of the Issuer, either legal, moral or otherwise. The Bond does not now and shall never constitute a charge against the general credit of the Issuer.

SECTION 2.5 No Conflict or Violation.

The execution and delivery of this Agreement and the Bond and compliance with the provisions thereof, will not conflict with or constitute on the part of the Issuer a violation of the Constitution of the Commonwealth or violation, breach of or default under its By-Laws or any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or, to the knowledge of the Issuer, any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its activities or properties, and all consents, approvals, authorizations and orders of governmental or regulatory authorities (except for any Commonwealth or federal securities agencies) which are required to be obtained by the Issuer for the consummation of the transactions contemplated thereby have been obtained.

SECTION 2.6 Litigation.

There is no action, suit, proceeding or investigation at law or in equity or before or by any court, public board or body pending or threatened against or affecting the Issuer, or, to the best knowledge of the Issuer, any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby, or which in any way would contest or adversely affect the validity of the Bond or this Agreement or the power of the Issuer for the issuance of the Bond, the validity of the Resolution, the validity of, or power of the Issuer to execute and deliver, any agreement or instrument to which the Issuer is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby or the right of the Issuer to finance the Project.

SECTION 2.7 No Repeal.

No authority or proceedings for the issuance of the Bond or documents executed in connection therewith has been repealed, revoked, rescinded or superseded.

SECTION 2.8 Limitations on the Representation and Warranties of the Issuer.

The Issuer makes no representation as to (a) the financial position or business condition of the Borrower, (b) the value of the Project Facilities or its suitability for any particular purpose or (c) the correctness, completeness or accuracy of any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made by the Borrower in connection with the sale or transfer of the Bond, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 3.

BORROWER REPRESENTATIONS

The Borrower represents and warrants as follows:

SECTION 3.1 Organization and Existence.

The Borrower is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Pennsylvania, with full power and legal right to enter into the Borrower Financing Documents and to perform its obligations thereunder. The making and performance by the Borrower of its obligations under this Agreement have been duly authorized by proper corporate action.

SECTION 3.2 Consents.

No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board (including the Board of Governors of the Federal Reserve System), bureau, agency or instrumentality is or will be necessary for the valid execution, delivery or performance by the Borrower of any Borrower Financing Document.

SECTION 3.3 No Conflict or Violation.

The execution and delivery of the Borrower Financing Documents and the consummation of the transactions contemplated thereby does not conflict with or cause or constitute a breach of or default under any material bond, contract, indenture, agreement or other instrument to which the Borrower is a party or by which it or its property is bound.

SECTION 3.4 Litigation or Proceedings.

There is no action, suit, proceeding or investigation at law or in equity before or by any court, arbitration board or tribunal, public board or body pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, or, to the best knowledge of the Borrower, any basis therefor, wherein an unfavorable decision, ruling or finding would (i) adversely affect in a material way the transactions contemplated by the Borrower Financing Documents, or any other agreement or instrument to which the Borrower is a party, which is used or contemplated for use in the consummation of the transactions contemplated by the Borrower Financing Documents, or (ii) adversely affect the exemption of interest on the Bond from federal income taxation or any state tax-exemption applicable thereto.

SECTION 3.5 Legal and Binding Obligation.

Each of the Borrower Financing Documents is a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and except to the extent that the enforceability thereof may be limited by the application of general principles of equity.

SECTION 3.6 Payment of Taxes.

Except for such amounts as the Borrower is contesting in good faith through proper proceedings, the Borrower has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due.

SECTION 3.7 No Default

The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it is bound, to the extent such default would result in a Materially Adverse Affect on the financial position or condition of the Borrower.

SECTION 3.8 Financial Statements.

All financial statements now and heretofore furnished to the Issuer and the Bank by the Borrower are true, accurate and correct in all material respects as of the date thereof and have been, or will be, with respect to the financial statements hereafter furnished to the Issuer and the Bank, prepared in accordance with GAAP. Such financial statements do, or will, fairly present the Borrower’s financial condition, as of the date of such statements, and the results of its respective operations for the fiscal period then ended and there has been no materially adverse change, financial or otherwise, in its condition since the date of the last financial statement furnished to the Issuer and the Bank.

SECTION 3.9 Tax Status of Bond.

To the best of Borrower’s knowledge, the Borrower has not taken any action and knows of no action that any person has taken or intends to take, and will not knowingly take or permit any person to take, which would cause interest on the Bond to be includable in the gross income of the Bank for federal income tax purposes.

SECTION 3.10 No False Statements.

As of the date hereof, neither any Borrower Financing Document nor any other document, certificate or statement furnished to the Issuer or the Bank by or on behalf of the Borrower contains any untrue statement of a material fact with respect to the Borrower or omits to state a material fact with respect to the Borrower necessary in order to make the statements contained herein and therein not misleading. It is specifically understood by the Borrower that all such statements, representations and warranties shall be deemed to have been relied upon by the Issuer as an inducement to make the Loan and issue the Bond and by the Bank to purchase the Bond.

ARTICLE 4.

BANK REPRESENTATIONS

The Bank represents and warrants as follows:

SECTION 4.1 Independent Investigation.

The Bank has made an independent investigation and evaluation of the financial position and business condition of the Borrower and has caused such investigation and evaluation of the Borrower to be made by persons it deems competent to do so. All information relating to the business and affairs of the Borrower that the Bank has requested in connection with the transactions referred to herein have been provided to the Bank. The Bank hereby expressly waives the right to receive such information from the Issuer and relieves the Issuer of any liability for failure to provide such information or for the inclusion in such information or in any of the documents, representations or certifications to be provided by the Borrower under this Agreement of any untrue fact or for the failure therein to include any fact.

SECTION 4.2 Purchase for Own Account.

The Bank is purchasing the Bond for its own account, with the purpose of investment and not with the intention of distribution or resale thereof. The Bond will not be sold unless registered in accordance with the rules and regulations of the Securities and Exchange Commission or unless the Issuer is furnished with an opinion of Counsel or a “No Action” letter from the Securities and Exchange Commission that such registration is not required.

ARTICLE 5.

THE BOND

SECTION 5.1 Form; Amount and Terms.

(a) In order to provide funds for the Project, the Bond is hereby authorized to be issued in the aggregate principal amount of $5,000,000, and shall be issued as a fully registered Bond, without coupons, substantially in the form set forth as Exhibit “A” hereto, with appropriate insertions and deletions. The Bond shall be issued in a single denomination equal to the entire outstanding principal amount thereof.

(b) The Bond shall mature on December 1, 2018. The Bond shall be subject to optional and mandatory redemption prior to maturity as provided in Section 6.1 hereof and in the Bond and shall bear interest, at the Interest Rate, the Secured Rate, the Default Rate or the Taxable Rate, as applicable, from and including the date of the Bond, or from the most recent Interest Payment Date to which interest has been fully paid or until payment of the principal of the Bond and shall be determined in accordance with the provisions of the Bond. The principal of and interest on the Bond shall be paid as provided for in the form of the Bond set forth as Exhibit “A” hereto and made a part hereof, and as otherwise set forth in this Agreement.

SECTION 5.2 Payment and Dating of the Bond.

Principal of the Bond shall be payable to the Bank upon presentation and surrender of the Bond at the principal office of the Bank on the maturity date shown thereon unless previously redeemed by the Issuer pursuant to Section 6.1 hereof. Interest on the Bond shall be payable on each Interest Payment Date by check payable to the Bank and mailed on or prior to each Interest Payment Date or by bank wire transfer to the bank account designated by the Bank (any such designation provided by the Bank shall be effective for each Interest Payment Date thereafter until written notice to the contrary is provided to the Borrower) or by the debit of a deposit account maintained by the Borrower with the Bank, in each case as the Borrower and the Bank shall agree. The Bond shall bear interest on overdue principal and, to the extent permitted by law, on overdue interest, at the Interest Rate plus 2%. Payment as aforesaid shall be made in such coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

The Bond shall be dated the date of delivery thereof.

SECTION 5.3 Execution.

The Bond shall be executed on behalf of the Issuer by its Authorized Officer by his or her manual or facsimile signature, and the corporate seal of the Issuer or a facsimile thereof shall be impressed thereon or affixed thereto and attested by its Secretary or Assistant Secretary by his or her manual or facsimile signature. In case any officer whose signature (or facsimile thereof) shall appear on the Bond shall cease to be such officer before the delivery of the Bond, such signature or such facsimile shall nevertheless be valid and sufficient for all purposes, the same as if such officer had remained in office until delivery.

ARTICLE 6.

REDEMPTION OF BOND BEFORE MATURITY

SECTION 6.1 Redemption of the Bond.

(a) Optional Redemption Notice. The Bond shall be subject to optional redemption by the Issuer, at the written direction of the Borrower, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), on any Interest Payment Date, at a price equal to 100% of the principal amount thereof to be redeemed, together with accrued interest to the date of redemption. The Borrower shall provide the Bank with notice of the date of any optional redemption pursuant to this paragraph and the principal amount of the Bond to be redeemed by first-class mail, postage prepaid, sent at least fifteen (15) days before such redemption date to the Bank at the registered address of the Bank appearing in this Agreement as of the close of business on the Business Day prior to such mailing. On each such redemption date, payment of the redemption price having been made to the Bank as provided herein and in the Bond, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue thereon from and after the redemption date.

(b) [Reserved.]

(c) Mandatory Redemption at Option of Bank. On or after December 1, 2010, all or any portion of the Bond shall be redeemed by the Issuer, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption, upon ninety (90) days written demand of the Bank in the form attached as Exhibit “B” to this Agreement to the Borrower, with a copy to the Issuer. The Bond, or any portion thereof, shall be redeemed, and the redemption price of the Bond shall be paid to the Bank, on the date specified by the owner of the Bond. Notwithstanding the foregoing, if the Bank shall demand the redemption of the Bond in whole pursuant to this paragraph, in lieu of such redemption the Borrower shall have the right to (A) purchase the Bond from the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption, at a purchase price equal to 100% of the principal amount of the Bond, plus accrued interest to the date of purchase; or (B) deliver a letter of credit to the benefit of the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption which shall satisfy the following requirements:

(i) the letter of credit shall be in an amount equal to the aggregate principal amount of the Bond plus thirty-five (35) days of interest on the Bond;

(ii) the letter of credit shall provide for payment in immediately available funds, upon receipt of request for such payment with respect to any Interest Payment Date, or Mandatory Redemption Date pursuant to this Agreement;

(iii) the letter of credit shall (a) provide for an expiration date no earlier than the earliest of (1) the date on which the Bond is to mature and is to be paid in full or (2) the date on which the Bond become secured by an substitute letter of credit which meets the conditions of this Section 6.1(c), or (b) permit a draw on the letter of credit by the Bank thirty (30) days prior to the expiration date of the letter of credit in the event the Borrower has not provided to the Bank a written commitment, to the reasonable satisfaction of the Bank, that (x) the letter of credit will be renewed on the expiration date, or (y) a substitute letter of credit, meeting the conditions of this Section 6.1(c), will be provided to the Bank by the Borrower;

(iv) the letter of credit shall be issued by a financial institution acceptable to the Bank and which has at least Aa2/P-1 rating from Moody’s; and

(v) such other terms and conditions as the Bank or the Issuer may reasonably require.

Section 6.1(f) below shall not apply to a mandatory redemption under this Section 6.1(c) if (1) the Borrower is not in default under this Agreement, and (2) a letter of credit has not been delivered pursuant to this Section 6.1(c).

(d) [Reserved]

(e) Payment Upon Redemption or Prepayment. Payment in respect of the redemption or prepayment of the Bond shall be made by the Borrower by wire transfer of immediately available funds to the bank account specified by the Bank. Except in the event of the redemption of the Bond in its entirety, any such redemption shall be made without surrender of the Bond by the Bank for payment, provided that the Borrower’s records of such payment shall be conclusive and binding on the Bank, absent manifest error.

(f) Breakage Costs. In addition to any amounts due in connection with the redemption of the Bond as set forth above, in the event of any redemption or prepayment of the Bond for any reason, whether by redemption, prepayment, acceleration or otherwise, there shall be paid to the Bank an additional amount equal to the sum of all actual losses or expenses suffered or incurred by the Bank as a result of the redemption or prepayment, including any loss, breakage or other cost or expense incurred by reason of the termination of any interest rate protection agreement or the liquidation or reemployment of deposits or other funds acquired by the Bank to make or maintain its investment in the principal amount of the Bond at a fixed interest rate. The Bank shall provide the calculation of any such loss at the Borrower’s request, which calculation shall be final in the absence of manifest error.

ARTICLE 7.

ISSUE OF BOND

SECTION 7.1 Sale and Purchase of the Bond; Loan of Proceeds; Application of Proceeds.

In order to provide funds for the payment of the costs of the Project, the Issuer agrees to issue the Bond, concurrently with the execution and delivery hereof, and to sell the Bond to the Bank. The Bank shall purchase the Bond at a purchase price of 100% of the principal amount thereof in accordance with the terms and conditions hereof. The proceeds of the Bond are hereby loaned to the Borrower to be applied to pay Project Costs in accordance with Section 7.3 below.

SECTION 7.2 Delivery of the Bond.

The Issuer will issue and deliver the Bond to the Bank upon payment of the purchase price therefor and the execution and delivery to the Bank of the following:

(a) Copies of the proceedings of the Issuer relating to the issuance of the Bond duly certified by the Secretary or Assistant Secretary of the Issuer;

(b) A written certificate by an authorized officer of the Borrower as to the names and signatures of the officers authorized to sign this Agreement and the other documents or certificates of the Borrower to be executed and delivered pursuant hereto. The Bank may conclusively rely on, and be protected in acting upon, such certificate until it shall receive a further certificate on behalf of the Borrower amending the prior certificate;

(c) A copy of the resolutions of the Board of Directors of the Borrower certified by the Secretary or Assistant Secretary thereof authorizing and approving the execution and delivery of this Agreement and all other documents delivered pursuant to this Agreement;

(d) Original executed counterparts of this Agreement, the Tax Agreement and other appropriate documents;

(e) Opinions in form and substance satisfactory to the Issuer and the Bank dated as of the date of the closing of (i) counsel for the Issuer, (ii) Bond Counsel and (iii) counsel for the Borrower;

(f) Copies of the Notices of Redemption for the Prior Bonds issued by the Borrower and the Issuer and The Bank of New York Trust Company, N.A., as trustee for the Prior Bonds;

(g) An opinion of Bond Counsel that upon the issuance of the Bond and the payment of the redemption price of the Prior Bonds, the Prior Bonds are legally defeased; and

(h) Other customary closing certificates and documents as may reasonably be required by the Bank, the Issuer or by Bond Counsel.

SECTION 7.3 Disposition of Proceeds of the Bond.

Upon the issuance and sale of the Bond in accordance with Sections 7.1 and 7.2 above, Borrower and the Issuer hereby request that the Bank advance the proceeds of the Bond to The Bank of New York Trust Company, N.A., as trustee for the Prior Bonds to consummate the refunding and defeasance of the Prior Bonds.

ARTICLE 8.

LOAN PAYMENTS AND ADDITIONAL SUMS

SECTION 8.1 Loan Payments.

(a) The Borrower shall pay to the Bank, on behalf of the Issuer, the following sums as loan payments hereunder at the following times, in immediately available funds:

(i) on each Interest Payment Date during the term of this Agreement, an amount which is sufficient to pay the interest then due on the Bond. The amount of interest due shall be determined by the Bank and communicated in such manner as the Bank and the Borrower shall mutually agree;

(ii) on the maturity date of the Bond, the principal amount thereof then maturing; and

(iii) on the redemption dates established for the Bond to be redeemed pursuant to Section 6.1 hereof (if any), an amount equal to the redemption price due on such date.

(b) In any event, the sum of the Loan payments payable under this Section 8.1 shall be sufficient to pay the total amount due with respect to such principal and redemption price of and interest (including but not limited to interest and late charges payable pursuant to the Bond on any overdue amount) on the Bond, including any breakage fees due to the Bank, as and when due, and the Borrower shall forthwith pay any deficiency to the Bank. If at any time the Bond has been fully paid and discharged within the meaning of the terms hereof, the Borrower shall not be obligated to make any further payments under this Section.

(c) Payment by the Borrower of the loan payments set forth above shall be made by bank wire transfer in immediately available funds to such account or accounts of the Bank as the Bank shall designate or by debit of a deposit account maintained by the applicable Borrower with the Bank, in either case as the Bank and the Borrower shall agree.

SECTION 8.2 Payment of Fees, Charges and Expenses.

(a) The Borrower shall pay to, or upon the order of, the Issuer, upon request of the Issuer, such amounts required to pay the Issuer’s customary administrative fees and to pay or reimburse its reasonable administrative expenses incurred from time to time in connection with the making by the Issuer of the Loan to the Borrower of the proceeds of the Bond and all other services or actions of the Issuer in connection with this Agreement.

(b) The Borrower will reimburse the Bank on demand for the reasonable costs and expenses, if any, of the Bank in connection with the enforcement of this Agreement and the Bond (including the reasonable fees and out-of-pocket expenses of legal counsel with respect thereto).

SECTION 8.3 Maintenance of Loan Account.

The Bank shall open and maintain on its books loan accounts (the “Loan Accounts”) with respect to repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Bank under this Agreement and the Bond. Unless the Borrower objects in writing to the information contained in a statement delivered to the Borrower by the Bank regarding the Loan Accounts within thirty (30) days of receipt of such statement, the information contained in such statement and in the Loan Accounts will, absent manifest error, be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower under this Agreement and from the Issuer to the Bank under the Bond. The Issuer shall have the right to receive copies of all statements of the Bank with respect to the Loan Accounts upon its written request to the Bank.

SECTION 8.4 Repayment.

After payment in full of all sums due hereunder, the Bond shall be marked “paid in full” but retained by the Bank until the regular limitations period within which the Internal Revenue Service may claim the interest payable pursuant to the Bond to be not exempt from federal income taxes has elapsed without such claim being made. Notwithstanding such marking of the Bond or its return by the Bank, the Borrower shall remain liable for payment of sums, if any, required to be paid under this Agreement.

SECTION 8.5 No Abatement or Setoff.

The Borrower shall pay all loan payments and all additional sums required hereunder without suspension or abatement of any nature, notwithstanding that all or any part of the Borrower’s facilities shall have been wholly or partially destroyed, damaged or injured and shall not have been repaired, replaced or rebuilt. So long as any portion of the Bond remains Outstanding, the obligation of the Borrower to pay all sums due from the Borrower hereunder shall be absolute and unconditional for which the Borrower pledges its full faith and credit and shall not be suspended, abated, reduced, abrogated, waived, diminished or otherwise modified in any manner or to any extent whatsoever, regardless of any rights of setoff, recoupment or counterclaim that the Borrower might otherwise have against the Issuer, the Bank or any other party or parties and regardless of any contingency, act of god, event or cause whatsoever and notwithstanding any circumstances or occurrence that may arise or take place after the date hereof, including but without limiting the generality of the foregoing:

(a) any damage to or destruction of any part or all of the Borrower’s facilities, including the Project Facilities;

(b) any assignment, novation, merger, consolidation, or transfer of assets, whether with or without the approval of the Issuer;

(c) any failure of the Issuer to perform or observe any agreement or covenant, whether express or implied, or any duty, liability or obligation arising out of or in connection with this Agreement and the Bond;

(d) any act or circumstances that may constitute an eviction or constructive eviction;

(e) failure of consideration or commercial frustration;

(f) any change in the tax laws or other laws of the United States or of any state or other governmental authority; or

(g) any determination that the Bond or the interest payable thereon are subject to Federal taxation.

ARTICLE 9.

COVENANTS AND AGREEMENTS OF ISSUER

SECTION 9.1 Payment of the Bond.

The Issuer covenants that it will promptly pay, or cause to be paid, the principal and redemption price of and interest on the Bond at the places, on the dates and in the manner provided herein and in the Bond according to the true intent and meaning thereof, but only from the amounts payable by the Borrower under this Agreement. It is hereby acknowledged and agreed that the Bond is a special obligation of the Issuer payable as above provided, shall not be in any way a debt or liability of the Commonwealth or any political subdivision thereof, except the non-recourse obligation of the Issuer, and shall not create or constitute any indebtedness, liability or obligation of the Commonwealth or any political subdivision thereof, except the non-recourse obligation of the Issuer, either legal, moral or otherwise. The Bond does not now and shall never constitute a charge against the general credit of the Issuer.

SECTION 9.2 Bond Not to Become Taxable.

The Issuer hereby covenants that, notwithstanding any other provision of this Agreement or any other instrument, it will not make any investment or other use of the proceeds of the Bond which, if such investment or use had been reasonably expected on the date of issue of the Bond, would cause the Bond to be “arbitrage bonds” under Section 148 of the Code and the regulations promulgated thereunder; that it will comply with the requirements of such Section 148 and regulations throughout the term of the Bond; and that it will not take or omit to take any action over which it has control, which action or omission, as the case may be, would impair the exclusion from gross income for federal income tax purposes of the interest on the Bond. The terms and provisions of the Tax Agreement are hereby incorporated by reference.

SECTION 9.3 Performance of Covenants.

The Issuer covenants that it will faithfully perform at all times all covenants, undertakings, stipulations and provisions contained in this Agreement, in the Bond and in all proceedings of the Issuer pertaining thereto.

SECTION 9.4 Priority of Pledge.

The pledge herein made of certain payments made by the Borrower hereunder shall at no time be impaired by the Issuer and such payments shall not otherwise be pledged and no persons shall have any rights with respect thereto except as provided herein.

SECTION 9.5 Rights Under Agreement.

The Issuer and the Borrower agree that the Bank may, as owner of the Bond, in its own name or to the extent permitted by law in the name of the Issuer, enforce all rights of the Issuer and all obligations of the Borrower under and pursuant to this Agreement (except the Reserved Rights of the Issuer, and the obligations of the Borrower related thereto, that are not assigned for the benefit of the Bank as specified in Section 10.6 hereof) for and on behalf of the Bank, whether or not the Issuer is in default hereunder.

SECTION 9.6 Assignment to Bank.

(a) As security for the performance of the Issuer’s obligations hereunder and with respect to the Bond, the Issuer hereby pledges, assigns and conveys to the Bank, and grants to the Bank a security interest in, all right, title and interest of the Issuer in and to this Agreement, and all sums payable in respect of the indebtedness of the Borrower evidenced hereby, other than the Reserved Rights of the Issuer. The Issuer directs that all payments by the Borrower hereunder (except for payments to the Issuer pursuant to Sections 8.2 or 15.6 hereof) be paid directly to the Bank. If, notwithstanding these arrangements, the Issuer shall receive any such payments, the Issuer shall immediately pay over the same to the Bank.

(b) The Borrower consents to such assignment and, except as otherwise provided in subsection (a) hereof, agrees to pay all amounts payable hereunder directly to the Bank.

SECTION 9.7 Instruments of Further Assurance.

The Issuer covenants that it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such agreements supplemental hereto and such further acts, instruments and documents as the Bank may reasonably require for the better assuring, transferring, conveying, pledging and assigning to the Bank the rights assigned hereby for the payment of the principal or redemption price of and interest on the Bond.

SECTION 9.8 Continued Existence, etc.

The Issuer agrees that it will do or cause to be done in a timely manner all things necessary to preserve and keep in full force and effect its existence so long as the Bond remains Outstanding and to carry out the terms of this Agreement.

SECTION 9.9 General Compliance with All Duties.

The Issuer shall faithfully and punctually perform all duties, with respect to the Project required by the Constitution and laws of the Commonwealth, and by the terms and provisions of this Agreement.

SECTION 9.10 Arbitrage Bond Covenant

The Issuer hereby covenants to abide by the representations and agreements made by the Issuer in the Tax Agreement, the terms and provisions of which are herein incorporated by reference.

SECTION 9.11 Enforcement of Duties and Obligations of the Borrower.

The Issuer may, and at the written direction of the Bank shall, take any legally available action to cause the Borrower to fully perform all duties and acts and fully comply with the covenants of the Borrower imposed by this Agreement in the manner and at the times provided therein. So long as no Event of Default hereunder shall have occurred and be continuing, the Issuer may exercise all its rights under this Agreement, but the Issuer shall not, without the consent of the Bank, amend any of the same so as to diminish the amounts payable thereunder or otherwise so as to adversely affect the Issuer’s or the Borrower’s ability to perform its covenants under this Agreement.

SECTION 9.12 Inspection of Books.

The Issuer covenants and agrees that all books and documents in its possession relating to the Project and the Bond shall at all reasonable times be open to inspection by such accountants or other agents as the Bank or the Borrower may from time to time designate.

SECTION 9.13 Filing and Recording.

The Issuer, as directed by the Bank, shall cause all documents, statements, memoranda or other instruments to be registered, filed or recorded in such manner and at such places as may be required by law fully to protect the security of the Bank and the right, title and interest of the Bank in and to any moneys or securities held hereunder or any part thereof (including any refilings, continuation statements or such other documents as may be required).

ARTICLE 10.

COVENANTS OF THE BORROWER

SECTION 10.1 Bond Not to Become Taxable.

The Borrower hereby covenants to the Issuer and to the Bank that, notwithstanding any other provision of this Agreement or any other instrument, they will not make any investment or other use of the proceeds of the Bond which, if such investment or use had been reasonably expected on the date of issue of the Bond, would cause the Bond to be an “arbitrage bond” under Section 148 of the Code and the regulations promulgated thereunder; that it will comply with the requirements of Sections 103 and 141 through 150 of the Code and any regulations applicable thereto throughout the terms of the Bond; and that it will not take or omit to take any action over which it has control, which action or omission, as the case may be, would impair the exclusion from gross income for federal income tax purposes of the interest on the Bond. The terms and provisions of the Tax Agreement are hereby incorporated by reference.

SECTION 10.2 Deficiencies in Revenues.

If for any reason amounts paid by the Borrower hereunder would not be sufficient to make payments of principal of and interest on the Bond when and as the same shall become due and payable at maturity or otherwise, the Borrower will pay promptly the amounts required from time to time to make up any such deficiency.

SECTION 10.3 Financial Statements.

The Borrower shall deliver to the Bank (which delivery may be effected by posting on Intralinks or filing with the SEC), in form and detail satisfactory to the Bank:

(a) as soon as available, but in any event (i) not later than the date provision thereof is required by the SEC (so long as the Borrower remains a reporting company under the applicable Securities Laws and (ii) if the Borrower is no longer such a reporting company, by such dates as would be required if the Borrower were a reporting Borrower and not an “accelerated filer” within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “SEC Required Filing Date”), a consolidated balance sheet of the Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue a clean and unqualified audit opinion;

(b) as soon as available, but in any event not later than the SEC Required Filing Date for each fiscal quarter of each fiscal year of the Borrower a balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by an Authorized Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than seventy-five (75) days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Bank, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Bond matures).

As to any information contained in materials furnished pursuant to Section 10.4(b) herein, the Borrower shall not be separately required to furnish such information under Section 10.3 (a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 10.3(a) and (b) at the times specified therein.

SECTION 10.4 Certificates; Other Information.

(a) The Borrower shall deliver to the Bank, including by filing with the SEC, in form and detail reasonably satisfactory to the Bank:

(i) concurrently with the delivery of the financial statements referred to in Section 10.3(a), a certificate of its independent certified public accountants certifying such financial statements and stating that, in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, but without independent investigation, such accounting firm obtained no knowledge that any Event of Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such an Event of Default has occurred, specifying the nature and extent thereof;

(ii) concurrently with the delivery of the financial statements referred to in Section 10.3(a) and (b), a duly completed Compliance Certificate signed by an Authorized Officer of the Borrower;

(iii) promptly after any request by the Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of them;

(iv) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC including without limitation (i) under Section 13 or 15(d) of the Securities Exchange Act of 1934, and (ii) with respect to any Internal Control Event required to be so disclosed, in each case, not otherwise required to be delivered to the Bank pursuant to this Agreement;

(v) promptly after the furnishing thereof, copies of any statement (other than administrative notices) or report furnished to any holder of debt securities of any Borrower or any Subsidiary, the aggregate principal amount outstanding of which is not less than $5,000,000, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to Section 10.3 or any other clause of this Section 10.4;

(vi) promptly, and in any event within five Business Days after receipt thereof by the Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry (other than routine communications regarding the Borrower’s filings with the SEC or such agency) by such agency regarding financial or other operational results of the Borrower; and

(vii) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of this Agreement, as the Bank may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Section 10.3 (Financial Statements) or Section 10.4 (Certificates; Other Information) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial or third-party website); provided that: (i) the Borrower shall deliver paper copies of such documents to the Bank upon request until the Borrower receives a written request to cease delivering paper copies and (ii) the Borrower shall notify the Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Bank by electronic mail electronic versions ( i.e. , soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 10.4(a)(ii) to the Bank. Except for the Compliance Certificates required by Section 10.4(a)(i), the Bank shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and the Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.5 Notices.

The Borrower shall promptly notify the Bank:

(a) of the occurrence of any Event of Default;

(b) of any matter that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, including pursuant to any applicable Environmental Laws, in each case for clauses (i) through (iii) above, individually or collectively, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies by the Borrower or any Subsidiary; or

(e) of the occurrence of any Internal Control Event.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 10.5(a) shall describe with particularity any and all provisions of this Agreement and any other Borrowers Financing Documents that have been breached.

SECTION 10.6 Compliance with Applicable Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.7 Corporate Existence.

The Borrower covenants that it will preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the Commonwealth and shall take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.8 Inspection.

The Borrower covenants that the Issuer, by its duly authorized representatives, and the Bank, for purposes of determining compliance with this Agreement or any of the Borrower Financing Documents or to examine the Borrower’s corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss the Borrower’s affairs, finances and accounts with its designated officers, all at the expense of the Bank at such reasonable times during normal business hours and as often as may be reasonably desired, upon at least three (3) Business Days’ advance notice to the Borrower provided, however, that when an Event of Default exists the Bank (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

SECTION 10.9 Additional Information.

The Borrower, whenever requested by the Issuer, will provide and certify or cause to be provided and certified such information as the Issuer may reasonably require concerning the Borrower, the finances of the Borrower and other topics as the Issuer considers necessary to enable it to make any reports or supply any information required by this Agreement, law, governmental regulation or otherwise.

SECTION 10.10 Payment of Taxes and Impositions.

The Borrower shall pay or cause to be paid to the public officers charged with the collection thereof, promptly as the same become due, all taxes (or contributions or payments in lieu thereof), including but not limited to income, profits or property taxes, which may now or hereafter be imposed by the United States of America, any state or municipality or any political subdivision or subdivisions thereof, and all assessments for public improvements or other assessments, levies, license fees, charges for publicly supplied water or sewer services, excises, franchises, imposts and charges, general and special, ordinary and extraordinary (including interest, penalties and all costs resulting from delayed payment of any of the foregoing) of whatever name, nature and kind and whether or not now within the contemplation of the parties, hereto, which are now or may hereafter be levied, assessed, charged or imposed or which are or may become a lien upon the revenues of the Borrower, the Borrower’s facilities, the use or occupation thereof or upon the Borrower or the Issuer, or upon any franchises, businesses, transactions, income, earnings and receipts (gross, net or otherwise) of the Issuer in connection with this Agreement for payment or collection of which the Issuer otherwise would be liable or accountable under any lawful authority whatever; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, lien or other matter hereunder so long as the validity thereof is being contested by the Borrower in good faith and by appropriate legal proceedings diligently pursued and neither the Borrower’s facilities nor any rent or income therefrom would be in any immediate danger of being sold, forfeited, attached or lost. The Borrower will, upon request, provide the Issuer and the Bank with copies of any tax returns and receipts for payments of taxes.

SECTION 10.11 [Reserved].

SECTION 10.12 Further Assurances; Financing Statements.

The Borrower shall perform or cause to be performed any such acts, and execute and cause to be executed any and all further instruments as may be required by law or as shall reasonably be requested by the Issuer or the Bank to carry out or effect the terms of this Agreement. The Borrower, if required by the Bank, will join with the Issuer and the Bank in executing such financing statements and other documents under the Uniform Commercial Code as in effect in the Commonwealth or other applicable law as the Issuer or Bank may specify and will pay the costs of filing the same in such public offices as the Issuer or Bank shall designate, in order to preserve the security interests of the Issuer granted under this Agreement.

SECTION 10.13 Use of Project.

The Borrower shall use or cause the Borrower to uses the Project Facilities to be used as an authorized project for a purpose and use as provided for under the Act and for the use set forth in the Application until payment of the Bond.

SECTION 10.14 Nondiscrimination Clause.

During the term of this contract, the Borrower agrees, as to itself and each Affiliate which is an occupant of the Project Facilities (each being referred to hereinafter, for purposes of this Section, as a “Contractor”) as follows:

(a) No Contractor shall discriminate against any employee, applicant for employment, independent contractor or any other person because of race, color, religious creed, handicap, ancestry, national origin, age or sex. Each Contractor shall take affirmative action to insure that applicants are employed, and that employees or agents are treated during employment, without regard to their race, color, religious creed, handicap, ancestry, national origin, age or sex. Such affirmative action shall include, but is not limited to: employment; upgrading demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training. Each Contractor shall post in conspicuous places, available to employees, agents, applicants for employment and other persons, a notice to be provided by the contracting agency setting forth the provisions of this nondiscrimination clause.

(b) Each Contractor shall, in advertisements or requests for employment placed by it or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religious creed, handicap, ancestry, national origin, age, or sex.

(c) Each Contractor shall send each labor union or workers’ representative with which it has a collective bargaining agreement or other contract or understanding, a notice advising said labor union or workers’ representative of its commitment to this nondiscrimination clause. Similar notice shall be sent to every other source of recruitment regularly utilized by each Contractor.

(d) It shall be no defense to a finding of noncompliance with this nondiscrimination clause that any Contractor had delegated some of its employment practices to any union, training program or other source of recruitment which prevents it from meeting its obligations. However, if the evidence indicates that a Contractor was not on notice of the third-party discrimination or made a good faith effort to correct it, such factor shall be considered in mitigation in determining appropriate sanctions.

(e) Where the practices of a union or of any training program or other source of recruitment will result in the exclusion of minority group persons, so that a Contractor will be unable to meet its obligations under this nondiscrimination clause, Contractor shall then employ and fill vacancies through other nondiscriminatory employment procedures.

(f) Each Contractor shall comply with all state and federal laws prohibiting discrimination in hiring or employment opportunities. In the event of a Contractor’s noncompliance with the nondiscrimination clause of this contract or with any such laws, the maturity of the indebtedness to the Issuer entered into pursuant to this Agreement may be accelerated, and such Contractor may be declared temporarily ineligible for further Commonwealth contracts, and other sanctions may be imposed and remedies invoked.

(g) Each Contractor shall furnish all necessary employment documents and records to, and permit access to its books, records and accounts by, the Issuer or the Pennsylvania Department of Commerce for purposes of investigation to ascertain compliance with the provisions of this clause. If any Contractor does not possess documents or records reflecting the necessary information requested, it shall furnish such information on reporting forms supplied by the Issuer or such Department.

(h) Each Contractor shall actively recruit minority subcontractors and women subcontractors or subcontractors with substantial minority or women representation among their employees.

(i) Each Contractor shall include the provisions of this nondiscrimination clause in every subcontract, so that such provisions will be binding upon each subcontractor.

(j) The obligations of each Contractor under this clause are limited to its facilities within Pennsylvania.

SECTION 10.15 Maintenance of Project Facility

The Borrower shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and use the standard of care typical in the relevant industries and countries in the operation and maintenance of its facilities.

SECTION 10.16 Books and Records.

The Borrower shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

ARTICLE 11.

NEGATIVE COVENANTS

SECTION 11.1 Liens.

The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to the Borrower Financing Documents;

(b) Liens existing on the date hereof and listed on Schedule 11.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves under GAAP with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Event of Default;

(i) usual and customary rights of set off on deposit accounts in favor of depositary institutions;

(j) Liens securing Indebtedness; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the

Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) [Reserved]; and

(l) Liens not otherwise permitted by the foregoing clauses of this Section 11.1 securing obligations in an aggregate principal amount at any time outstanding (including unmatured obligations) not to exceed $2,000,000.

SECTION 11.2 [Reserved]

SECTION 11.3 [Reserved]

SECTION 11.4 Fundamental Change.

The Borrower shall not permit to occur or enter into any Fundamental Change without the prior written consent of the Bank, which consent shall not unreasonably be withheld.

SECTION 11.5 [Reserved]

SECTION 11.6 [Reserved]

SECTION 11.7 [Reserved]

SECTION 11.8 [Reserved]

SECTION 11.9 Financial Covenants.

The Borrower shall not:

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.50 to 1.00; or

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Company to be greater than 3.50 to 1.00.

SECTION 11.10 Capital Expenditures.

The Borrower shall not make or become legally obligated to make any Capital Expenditure (excluding normal replacements and maintenance which are properly charged to current operations), except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower during each fiscal year, $15,000,000. To the extent any portion of the amount of permitted Capital Expenditures is not used in any fiscal year, such amount may be carried over to the next fiscal year, but in no event shall the aggregate amount of Capital Expenditures in any fiscal year, including such amount carried over, exceed $30,000,000. In addition to the foregoing, the Borrower may make Capital Expenditures with the proceeds from the asset sales not prohibited hereunder and insurance and condemnation events, for the purpose of replacing the related assets sold, lost or condemned.

SECTION 11.11 [Reserved]

ARTICLE 12.

LIMITED OBLIGATION

SECTION 12.1 Source of Payment of the Bond.

The Bond and all payments by the Issuer thereunder are not general obligations of the Issuer but are limited obligations payable by the Issuer solely from the revenues and receipts derived by the Issuer pursuant to this Agreement. The Bond and the interest thereon shall not be deemed to constitute a debt, liability, general obligation or a pledge of the faith and credit or the taxing power of the Commonwealth or any political subdivision thereof, and do not directly, indirectly or contingently obligate the Commonwealth or any political subdivision thereof to levy or to pledge any form of taxation whatever for the payment of said principal and interest. Any liability of any kind whatsoever incurred by the Issuer under or by reason of this Agreement shall be payable solely from the proceeds of the Bond and from revenues to be received by the Issuer under the provisions of this Agreement and not from any other fund or source. Notwithstanding anything in any Borrower Financing Document to the contrary, no recourse shall be had against any assets of the Issuer other than its rights under this Agreement and the other Borrower Financing Documents.

ARTICLE 13.

EVENTS OF DEFAULT AND REMEDIES

SECTION 13.1 Events of Default.

Each of the following shall be an “Event of Default” under this Agreement:

(a) Failure to pay any interest on the Bond prior to the tenth Business Day following any Interest Payment Date; or failure to pay any principal or redemption price of the Bond when due, whether by redemption or at the Stated maturity thereof, by acceleration or otherwise; or

(b) Failure to perform or observe any other of the covenants, agreements or conditions on the part of the Issuer or the Borrower contained in this Agreement including, without limitation, the failure of the Borrower to observe its covenants contained in Section 15.6 hereunder; provided, however, that if such failure shall be curable, no such failure shall constitute an Event of Default hereunder unless and until the Borrower shall have become aware of such failure (or should have become so aware with the exercise of reasonable diligence) and shall not have cured such failure within thirty (30) days; or

(c) The Borrower or the Issuer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking position by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(d) An involuntary case or other proceeding shall be commenced against the Borrower or the Issuer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or the Issuer under the Federal bankruptcy laws as now or hereafter in effect; or

(e) If the Borrower shall fail to pay any obligation for the payment of borrowed money or the installment purchase price of property or on account of a lease of property, in the amount of $5,000,000 or more (a “Credit Obligation”) owing by it, or any interest or premium thereon, when due, whether such Credit Obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or the Borrower shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Credit Obligation when required to be performed, if the effect of such failure is to accelerate, or to permit the holder or holders of such Credit Obligation to accelerate, the maturity of such Credit Obligation, whether or not such failure to perform shall be waived by the holder or holders of such Credit Obligation, unless such waiver has the effect of terminating the right of such holder or holders to accelerate the maturity of such Credit Obligation as a result of such failure; or

(f) If any default shall occur with respect to any other indebtedness of the Borrower to the Bank; or

(g) If any representation or warranty by or on behalf of the Borrower made herein or in any report, certificate, financial statement or other instrument, including the Application, shall prove to be false or misleading in any material respect when made.

SECTION 13.2 Acceleration.

If any Event of Default under clause (d) or (e) of Section 13.1 occurs, then the principal of the Bond then Outstanding, together with interest accrued thereon, shall become due and payable immediately without notice or demand. Upon the occurrence of any Event of Default under Section 13.1 other than an Event of Default under clause (d) or (e), the Bank may, by notice in writing delivered to the Issuer and the Borrower, declare the principal of the Bond and the interest accrued thereon to the date of such acceleration immediately due and payable, and the same shall thereupon become and be immediately due and payable. Upon any acceleration of the Bond under this Section 13.2, the all amounts payable under Section 8.1 hereof shall be immediately due and payable.

SECTION 13.3 Legal Proceedings by Bank.

Upon the occurrence of any Event of Default under Section 13.1 hereof, the Bank may:

(a) by mandamus, or other suit, action or proceeding at law or in equity, enforce all of its rights as owner of the Bond, and require the Borrower to carry out any other agreements with or for the benefit of the owner of the Bond;

(b) bring suit upon the Bond;

(c) by action or suit in law or equity enjoin any acts or things which may be unlawful or in violation of the rights of the owner of the Bond; or

No remedy conferred upon or reserved to the Bank is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Bank hereunder or now or hereafter existing at law, in equity or by statute. Nothing herein contained shall affect or impair the right of action, which is absolute and unconditional, of the owner of the Bond to institute suits to enforce payment thereof.

No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein; and every such right and power may be exercised from time to time and as often as may be deemed expedient.

No waiver of any Event of Default hereunder shall extend to or shall affect any subsequent Event of Default or shall impair any rights or remedies consequent thereon.

SECTION 13.4 Application of Moneys.

All moneys received by the Bank upon the exercise of any remedies provided in Section 13.3 hereof shall be applied first to any fees and expenses due under this Agreement then to the payment of the principal, redemption price and interest then due and unpaid upon, the Bond (together with interest on overdue installments of principal and, to the extent permitted by law, on any overdue interest, at the rate per annum specified in the Bond for such overdue installments).

SECTION 13.5 Termination of Proceedings.

In case the Bank shall have proceeded to enforce any right under this Agreement, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely, then and in every such case the Issuer, the Bank and the Borrower shall be restored to their former positions and rights hereunder, and all rights, remedies and powers of the Bank shall continue as if no such proceedings had been taken.

SECTION 13.6 Waivers of Events of Default; Rescission of Declaration of Maturity.

The Bank may waive any Event of Default under the Agreement and its consequences, or rescind any declaration of maturity of principal of the Bond. In case of any such waiver or rescission, then and in every such case the Issuer, the Borrower and the Bank, respectively, shall be restored to their former positions and rights under the Agreement, but no such waiver or rescission shall extend to any subsequent or other default, or impair any right consequent thereon. All waivers under this Agreement shall be in writing and a copy of each waiver affecting the Bond shall be delivered to the Issuer and the Borrower.

SECTION 13.7 Notice of Defaults; Opportunity of the Borrower to Cure Defaults.

Anything herein to the contrary notwithstanding, no default specified in Sections 13.1(b) or 13.1(h) shall constitute an Event of Default until notice of such default shall have been received by the Borrower and, if such default shall be curable, the Borrower shall have had thirty days after receipt of such notice to correct said default or cause said default to be corrected, and shall not have corrected said default or caused said default to be corrected within the applicable period.

SECTION 13.8 [Reserved]

ARTICLE 14.

AMENDMENTS TO AGREEMENT

SECTION 14.1 Amendments to Agreement.

This Agreement may be amended only by the written agreement of the Issuer, the Borrower and the Bank, except that any of the covenants and agreements of the Borrower set forth in Sections 10.2, 10.3, 10.4, 10.5, 10.8, 10.11 and 10.12 (except with respect to reports or notices required to be delivered to the Issuer) and Article 11 hereof may be amended by the Borrower and the Bank, without the consent of the Issuer; provided, however, that prompt written notice of any such amendment shall be provided to the Issuer.

ARTICLE 15.

MISCELLANEOUS

SECTION 15.1 Limitation of Rights.

With the exception of rights herein expressly conferred, nothing expressed or mentioned in or to be implied from this Agreement, or the Bond, is intended or shall be construed to give to any Person, other than the Issuer, the Borrower and the Bank, any legal or equitable right, remedy or claim under or in respect to this Agreement or any covenants, conditions and provisions herein contained; this Agreement and all of the covenants, conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Issuer, the Borrower and the Bank as herein provided.

SECTION 15.2 Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases, because it conflicts with any other provision or provisions hereof or any Constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever.

The invalidity of any one or more phrases, sentences, clauses or Sections in this Agreement contained, shall not affect the remaining portions of this Agreement, or any part thereof.

SECTION 15.3 Notices.

All notices and directions to any party to this Agreement shall be in writing, and, except as otherwise provided, shall be deemed to be sufficiently given if sent registered or certified mail, by telecopy, by overnight national courier service with charges prepaid, or by delivery during business hours to the parties, at the following addresses:

Borrower:

Quaker Chemical Corporation

901 Hector Street Conshohocken, PA 19428

Attention: Neal E. Murphy, Vice President, Chief Financial Officer

Fax: ____________

Issuer:

Montgomery County Industrial Development Authority

1430 Dekalb Street

Norristown, PA 19404

Attn: Gerald J. Birkelbach, Executive Director

Fax: 610-278-5944

Bank:

Brown Brothers Harriman & Co.

1531 Walnut Street Philadelphia,

Pennsylvania 19102

Attention: John H. Wert, Jr., Senior Vice President

Fax: 215-864-3989

or to such other address as the addressee shall have indicated by prior notice to the one giving the notice or direction in question. Any notice required to be sent to the owner of the Bond shall be sent to such owner at the address as shown on the registration books maintained by the Borrower with respect to the Bond.

SECTION 15.4 Acts of Owner of the Bond.

Any action to be taken by the Bank, as the owner of the Bond, may be evidenced by a written instrument signed or executed by the Bank in person or by an agent appointed in writing. The fact and date of the execution by any Person of any such instrument may be proved by acknowledgment before a notary public or other officer empowered to take acknowledgments or by an affidavit of a witness to such execution. Any action by the owner of the Bond shall bind any future owner of the Bond.

SECTION 15.5 Exculpation of Issuer.

(a) In the exercise of the power of the Issuer and its members, officers, employees and agents hereunder, including (without limiting the foregoing) the application of moneys and any action taken by it in the Event of Default by the Borrower, neither the Issuer nor its members, officers, employees, or agents shall be accountable to the Borrower or the Bank for any action taken or omitted by it or its members, officers, employees and agents in good faith. The Issuer and its members, officers, employees, or agents shall be protected in its or their acting upon any paper or document believed by it or them to be genuine, and it or they may conclusively rely upon the advice of counsel (who may also be counsel for the Borrower or the Bank) and may (but need not) require further evidence of any fact or matter before taking any action.

(b) All covenants, stipulations, promises, agreements and obligations of the Issuer contained in this Agreement, the Bond or any agreement, instrument or certificate entered into or delivered by the Issuer in connection therewith shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Issuer and not of any member, officer, employee or agent of the Issuer in an individual capacity, and no recourse shall be had for the payment of the Bond or for any claim based thereon or under this Agreement or any agreement, instrument or certificate entered into by the Issuer in connection therewith against any member, officer, employee or agent in an individual capacity.

SECTION 15.6 Indemnification Concerning the Project; Accuracy of Application and Information in Connection Therewith.

(a) The Borrower covenants and agrees, at its expense, to pay and to indemnify and save the Indemnified Parties harmless of, from and against, any and all claims, damages, demands, expenses, liabilities, and losses of every kind, character and nature asserted by or on behalf of any Person arising out of, resulting from or in any way connected with the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of, the Project, or any part thereof, except for any claim, damage, demand, expense, liability or loss arising out of the Indemnified Parties’ own gross negligence or willful misconduct.

(b) The Borrower agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Application and pertaining to the Borrower or the Project or in information submitted to the Issuer or the Bank by the Borrower with respect to the issuance and purchase of the Bond in the Application or otherwise (the “Borrower Information”) or caused by any omission or alleged omission of any material fact necessary to be stated in the Borrower Information in order to make such statements in the Application and pertaining to the Borrower Information not misleading or incomplete. The Borrower shall not, however, indemnify the Issuer or the Bank against claims based upon the bad faith, fraud or deceit of an Indemnified Party or due to an Indemnified Party’s gross negligence or willful misconduct.

(c) In case any action shall be brought against the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Borrower, the party involved may request in writing that the Borrower assume the defense thereof, including the employment of counsel satisfactory to such party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties shall have the right to employ separate counsel in any such action, to participate in defense thereof and the Borrower shall assume the payment of all reasonable costs and expenses with respect thereto. The Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Borrower or if there be a final judgment for the plaintiff in any such action, the Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

(d) Any provision herein or elsewhere to the contrary notwithstanding, this Section 15.6 shall survive the termination of this Agreement.

(e) The Borrower will reimburse the Issuer for the reasonable costs and expenses (including reasonable attorneys fees and expenses) of any action taken by the Issuer in connection with any Event of Default by the Borrower.

SECTION 15.7 Counterparts.

This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 15.8 No Personal Recourse.

No recourse shall be had for any claim based on the Agreement or the Bond against any member, officer or employee, past, present or future, of the Issuer or of any successor body as such, either directly or through the Issuer or any such successor body, under any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise. No covenant, stipulation, obligation or agreement of the Issuer contained in this Agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future officer, employee or agent of the Issuer in his individual capacity, and any officer, employee or agent of the Issuer executing the Bond shall not be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof

SECTION 15.9 Payment of Expenses.

The Bank will pay all reasonable costs in connection with the preparation, execution, issuance and delivery of this Agreement, the Bond, the Tax Agreement and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel with respect thereto) and any fees and expenses of the Issuer associated with the issuance of the Bond. The Borrower will reimburse the Bank on demand for the reasonable costs and expenses, if any, of the Bank incurred in connection with the enforcement of this Agreement and the Bond (including the reasonable fees and out-of-pocket expenses of legal counsel with respect thereto).

SECTION 15.10 Termination.

Upon the payment in full of the principal of and interest and premium, if any, due on the Bond at maturity, or the earlier payment of the redemption price of the Bond then Outstanding (provided that in the case of payment of the redemption price of the Bond, the Bond shall have been redeemed and cancelled on the books of the Borrower), and the payment of, or provision for all other amounts (including expense reimbursements and indemnity payments) due hereunder to the satisfaction of the Issuer, this Agreement and the parties obligations hereunder shall terminate, except for the obligations of the Borrower pursuant to Section 15.6 and Section 15.9, which shall survive the termination of this Agreement.

SECTION 15.11 Judicial Proceedings.

(a) The Borrower consents and agrees that any judicial proceedings relating in any way to this Agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania. The Borrower hereby accepts, for itself and its properties, the non-exclusive jurisdiction of such courts, agrees to be bound by any judgments rendered by them in connection with this Agreement, and will not move to transfer any such proceeding to any different court. The Borrower waives the defense of forum non conveniens in any such action or proceeding.

(b) Service of process in any proceeding arising out of or relating to this Agreement may be made by any means permitted by the applicable rules of court as then in force, or may be made by any form of mail requiring a signed receipt.

(c) Nothing herein shall limit the right of the Bank to bring proceedings against the Borrower in the courts of any other jurisdiction or be deemed to constitute a consent to jurisdiction by any party hereto as to persons or entities not parties to this Agreement or as to matters not relating to this Agreement.

(d) THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER FURTHER ACKNOWLEDGES AND AGREES THAT WAIVER OF JURY TRIAL IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT HAVE AGREED TO MAKE ANY LOAN (INCLUDING ANY ADVANCE) OR ACCEPT THIS AGREEMENT OR ANY NOTE WITHOUT SUCH AGREEMENT.

SECTION 15.12 Authorization of Agreement; Agreement to Constitute Contract.

This Agreement is entered into pursuant to the Act and the Resolution and the provisions of this Agreement shall be deemed to be and shall constitute a contract among the Issuer, the Borrower and the Bank from time to time of the Bond.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

MONTGOMERY COUNTY INDUSTRIAL
DEVELOPMENT AUTHORITY

By:	/s/ Sherry L. Horowitz
	Name:	Sherry L. Horowitz
	Title:	Chairperson

QUAKER CHEMICAL CORPORATION, BORROWER

By:	/s/ Neal E. Murphy
Neal E. Murphy
Vice President, Chief Financial Officer and Treasurer

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ John H. Wert. Jr.
John H. Wert, Jr.
Senior Vice President

EXHIBIT “A”

[FORM OF BOND]

MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

Industrial Development Revenue Refunding Bond

(Quaker Chemical Borrower. Project)

Series 2007

No. R-	5,000,000

The MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the Issuer”), a body corporate and politic and a public instrumentality duly existing under the laws of the Commonwealth of Pennsylvania (the “Commonwealth”), for value received, hereby promises to pay (but only from the special revenues and funds hereinafter described) to BROWN BROTHERS HARRIMAN & CO., or its registered assigns (the “Bank”), on December 1, 2018, upon the presentation and surrender hereof at the principal office of the Borrower herein described, the principal sum of FIVE MILLION DOLLARS ($5,000,000), and to pay (but only out of the sources hereinafter mentioned) interest on said principal sum at the interest rate hereinafter described. Payment of the principal of and interest on this Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

THIS BOND IS A LIMITED OBLIGATION OF THE ISSUER AND IS PAYABLE SOLELY OUT OF AMOUNTS HELD UNDER THE AGREEMENT (HEREAFTER DESCRIBED) AND AMOUNTS TO BE DERIVED FROM THE AGREEMENT AND IS SECURED AS SET FORTH IN THE AGREEMENT. THIS BOND AND THE INTEREST HEREON SHALL NOT BE DEEMED TO CONSTITUTE A DEBT, LIABILITY, GENERAL OBLIGATION OR A PLEDGE OF THE FAITH AND CREDIT OR THE TAXING POWER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY POLITICAL SUBDIVISION THEREOF. NEITHER THE COMMONWEALTH OF PENNSYLVANIA NOR ANY POLITICAL SUBDIVISION THEREOF NOR THE ISSUER SHALL BE OBLIGATED TO PAY THE PRINCIPAL OF THIS BOND, THE INTEREST HEREON OR OTHER COSTS INCIDENTAL THERETO EXCEPT FROM THE REVENUES AND FUNDS PLEDGED THEREFOR, AND NEITHER THE FAITH AND CREDIT NOR THE TAXING POWER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF THIS BOND OR THE INTEREST HEREON OR OTHER COSTS INCIDENT THERETO.

The Agreement and all rights of the Issuer thereunder (except for certain Reserved Rights of the Issuer) have been assigned to the owner of the Bond to secure payment of such principal and interest.

This Bond is one of a duly authorized issue of industrial development bonds of the Issuer issued in the original aggregate principal amount of $5,000,000 designated as an Industrial Development Revenue Refunding Bond (Quaker Chemical Corporation Project), Series 2007 (the “Bond”), issued under and pursuant to the constitution and laws of the Commonwealth of Pennsylvania, including particularly the Pennsylvania Economic Development Financing Law,

73 P.S. §§371-386, as amended (the “Act”), and the Financing Agreement (the “Agreement”) dated February 1, 2007, among the Issuer, Quaker Chemical Corporation, a Pennsylvania business corporation (the “Borrower”), and Brown Brothers Harriman & Co. (the “Bank”) for the purpose of undertaking the Project more fully described in the Agreement. The Issuer has assigned certain of its rights under the Agreement, including its right to receive loan payments from the Borrower thereunder, to the owner of the Bond to secure the Issuer’s obligations with respect to the Bond. Reference is made to the Agreement for a description, inter alia, of the provisions with respect to the nature and extent of the security for the Bond, the rights, duties, obligations and immunities of the Issuer, the Borrower, and the Bank of this Bond and the terms upon which this Bond is or maybe issued or secured and transferred.

This Bond shall be issued in one denomination equal to the entire principal amount hereof. All payments of principal by the Issuer whether pursuant to optional or mandatory redemption or prepayment or otherwise shall be made directly to the Bank.

INTEREST RATE PROVISIONS

Interest Rate. The rate of interest on this Bond shall be 5.10% per annum.

In the event the Bank shall become a beneficiary of a letter of credit pursuant to the terms of the Agreement for the payment on this Bond, the interest rate payable on this Bond in accordance with the provisions set forth herein shall be decreased by 80 basis points (0.80%).

Tax Indemnification. If at any time, either: (a) in the opinion of counsel for the Bank, any payment of interest or principal or any amount in respect of or measured in whole or in part by reference to interest on or principal of this Bond, shall be subject to a preference tax (meaning a tax imposed by Sections 55-58 of the Code, or any successor sections thereto or any similar federal tax preferences or similar items), excess profits tax or other federal tax on a basis other than as existing on the date of original issuance hereof; or (b) the Bank shall otherwise be subject to any increased cost as a result of any change (whether as a result of a change in law or otherwise) in the tax consequences of ownership of this Bond (including by reason of the disallowance or diminishment of any deduction available to the Bank); then, in any case, upon notice to such effect from the Bank to the Borrower and the Issuer, which notice shall set forth the date as of which any such event shall have occurred, there shall be paid to the Bank, as additional interest on this Bond, an amount which, after giving effect to all taxes, interest and penalties, in addition to any other charges required to be paid by the Bank as a result of such payment, is equal to the amount of any such preference, excess profits or other federal taxes and any interest and penalties, or any other additions to tax, which are payable by the Bank as a consequence of such change (computed on the assumption that taxes are payable by the Bank at the highest marginal statutory rate of tax imposed on individuals), it being the intent and purpose of the parties hereto that the profit of the Bank with respect to the payment of interest to it on this Bond shall not be diminished by any such event (whether through or as a result of direct or indirect federal taxation of the interest on or principal of this Bond, the disallowance or diminishment of a deduction or otherwise).

Taxable Rate. Notwithstanding the foregoing, if at any time hereafter, either before or after the payment of the entire principal of and interest on this Bond, there shall be a

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Determination of Taxability as defined in the Agreement (hereinafter a “Determination of Taxability”), then, in such event, the interest rate on this Bond, as in effect during any period from and after the date of the event giving rise to the Determination of Taxability, shall be the interest rate payable on this Bond in accordance with the provisions set forth herein plus 3%, provided however, that upon a Determination of Taxability, not related to any action or inaction of the Borrower, the interest rate on this Bond shall be the interest rate payable on this Bond in accordance with the provisions set forth herein plus .50%. If there is more than one Determination of Taxability, this paragraph shall be fully applicable to each such Determination of Taxability, whether or not the Bank exercised any or all of the rights or remedies that arose under any prior Determination of Taxability, and all the Bank’s rights and remedies shall be cumulative except to the extent of any written waiver by the Bank. If the Bank receives written notice of any Determination of Taxability, it will give prompt written notice thereof to the Borrower and the Issuer, and the Borrower shall have the right to require the Bank to prosecute any administrative or judicial remedies available to it unless the Bank determines, in its sole discretion, that the prosecution of such remedies is against its best interests, provided, however, the Borrower shall pay all expenses of prosecuting any such remedies.

Default and Overdue Interest. Upon the occurrence of any Event of Default under the Agreement, and so long as any such Event of Default shall be continuing, the interest rate payable on this Bond in accordance with the provisions set forth above shall be increased by two percent (2%).

General. Interest, calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue daily in each Interest Period and shall be payable monthly in arrears on each Interest Payment Date to the registered owner hereof, as shown on the registration books of the Borrower on the Business Day preceding such interest payment date (a “Record Date”). The interest due hereon shall be calculated by the Bank in accordance with Section 8.1(a)(i) of the Agreement hereinafter described. Interest on this Bond shall be paid in such manner as the Borrower and the Bank shall agree.

REDEMPTION PROVISIONS

Optional Redemption Notice. The Bond shall be subject to optional redemption by the Issuer, at the written direction of the Borrower, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), on any Interest Payment Date, at a price equal to 100% of the principal amount thereof to be redeemed, together with accrued interest to the date of redemption. The Borrower shall provide the Bank with notice of the date of any optional redemption pursuant to the provision of Section 6.1 of the Agreement and the principal amount of the Bond to be redeemed by first-class mail, postage prepaid, sent at least fifteen (15) days before such redemption date to the Bank at the registered address of the Bank appearing in the Agreement as of the close of business on the Business Day prior to such mailing. On each such redemption date, payment of the redemption price having been made to the Bank as provided herein and in the Bond, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue thereon from and after the redemption date.

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Mandatory Redemption at Option of Bank. On or after December 1, 2010, all or any portion of the Bond shall be redeemed by the Issuer, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption, upon ninety (90) days written demand of the Bank in the form attached as Exhibit “B” to the Agreement to the Borrower, with a copy to the Issuer. The Bond, or any portion thereof, shall be redeemed, and the redemption price of the Bond shall be paid to the Bank, on the date specified by the owner of the Bond. Notwithstanding the foregoing, if the Bank shall demand the redemption of the Bond in whole pursuant to this paragraph, in lieu of such redemption the Borrower shall have the right to (A) purchase the Bond from the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption, at a purchase price equal to 100% of the principal amount of the Bond, plus accrued interest to the date of purchase; or (B) deliver a letter of credit to the benefit of the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption which shall satisfy the requirements set forth under Section 6.1(c) of the Agreement.

On each such redemption date, payment or provision for payment of the redemption price having been made, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date, and interest shall cease to accrue thereon from and after the redemption date.

In the event of a redemption of this Bond in whole, the redemption price shall be paid to the Bank only upon surrender of this Bond at the principal office of the Borrower or such other place as the Borrower shall designate on such Interest Payment Date. In the event of a partial optional or mandatory redemption, payment shall be made by wire transfer of immediately available funds without presentation and surrender of this Bond, provided that the Borrower’s record of such payment shall be conclusive and binding upon the Bank and each succeeding owner of the Bond, absent manifest error.

In addition to any amounts due in connection with the redemption of this Bond as set forth above, in the event of any redemption or prepayment of this Bond for any reason, whether by redemption, prepayment, acceleration or otherwise, there shall be paid to the Bank an additional amount equal to the sum of all actual losses or expenses suffered or incurred by the Bank as a result of the redemption or prepayment, including any loss, breakage or other cost or expense incurred by reason of the termination of any interest rate protection agreement or the liquidation or reemployment of deposits or other funds acquired by the Bank to make or maintain its investment in the principal amount of this Bond at a fixed interest rate; provided, however, if (i) there is a mandatory redemption pursuant to Section 6.1(c) of the Agreement, (ii) the Borrower is not in default under the Agreement, and (iii) a letter of credit has not been delivered pursuant to Section 6.1(c) of the Agreement, this paragraph shall not apply. The Bank shall provide the calculation of any such loss at the Borrower’s request, which calculation shall be final in the absence of manifest error.

This Bond is transferable, in accordance with the provisions of the Agreement, by the owner hereof or its duly authorized attorney at the designated office of the Borrower, upon surrender of this Bond, accompanied by a duly executed instrument of transfer, in form

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satisfactory to the Borrower, and upon payment by the owner hereof of any taxes, fees or other governmental charges incident to such transfer. Upon any such transfer, a new fully-registered Bond in the same aggregate principal amount will be issued to the transferee. The person in whose name this Bond is registered may be deemed the owner thereof by the Issuer and the Borrower, and any notice to the contrary shall not be binding upon the Issuer or the Borrower.

The Agreement permits the amendment thereof and the modifications of the rights and obligations of the Issuer and the rights of the owner of the Bond upon the terms set forth therein. Any consent or waiver by the owner of this Bond shall be conclusive and binding upon such Bank and upon all future owners of this Bond and of the Bond issued upon the transfer of this Bond whether or not notation of such consent or waiver is made hereon. The Agreement also contains provisions permitting the owner of the Bond to waive certain past defaults under the Agreement and their consequences.

This Bond is issued under and pursuant to, and in full compliance with the laws of the Commonwealth of Pennsylvania, including particularly the Act, which shall govern its construction, and by appropriate action duly taken by the Issuer which authorizes the execution and delivery of the Agreement and this Bond.

No covenant or agreement contained in this Bond shall be deemed to be the covenant or agreement of any member, officer, attorney, agent or employee of the Issuer in an individual capacity. No recourse shall be had for the payment of principal, premium, if any, or interest on this Bond or any claim based thereon or on any instruments and documents executed and delivered by the Issuer in connection with the Project, against any officer, member, agent, attorney or employee of the Issuer past, present or future, or any successor body or their representative heirs, personal representatives, successors, as such, either directly or through the Issuer, or any such successor body, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all of such liability being hereby released as a condition of and as a consideration for the execution and delivery of this Bond. Notwithstanding anything in any Borrower Financing Document (as defined in the Agreement) to the contrary, no recourse shall be had against any assets of the Issuer other than its rights under the Agreement and the other Borrower Financing Documents.

This Bond shall not constitute the personal obligation, either jointly or severally, of any director, officer, employee or agent of the Issuer.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Agreement and issuance of this Bond do exist, have happened, exist and have been performed.

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IN WITNESS WHEREOF, the Montgomery County Industrial Development Authority has caused this Bond to be executed in its name by the manual or facsimile signature of its (Vice) Chairperson, and the manual impression or facsimile of its corporate seal to be affixed hereto and attested by the manual or facsimile signature of its (Assistant) Secretary.

Dated: February __, 2006

[SEAL]	MONTGOMERY COUNTY INDUSTRIAL
DEVELOPMENT AUTHORITY
Attest:
By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT “B”

NOTICE OF MANDATORY REDEMPTION

To:	Quaker Chemical Corporation

910 Hector Street

Conshohocken, PA 19428

Attention: ________________________

The undersigned, being the owner of the Bond issued under and pursuant to that certain Financing Agreement dated as of ____________, 2007 (the “Agreement”), among the Montgomery County Industrial Development Authority (the “Issuer”), Quaker Chemical Corporation (the “Borrower”) and Brown Brothers Harriman & Co., hereby irrevocably elects that [all] [$________ of the principal amount of the Bond shall be redeemed by the Issuer on [DATE TO BE SPECIFIED BY THE BANK].

If the Bond is to be redeemed in full, the undersigned shall surrender the Bond, duly endorsed for transfer or accompanied by a bond power endorsed in blank, to the Borrower at its office at the address set forth in the Agreement against payment of the redemption price.

If the Bond is to be redeemed in part, payment of the redemption price shall be made on the redemption date to or to the order of the undersigned, as hereby authorized, as follows:

By Wire Transfer:	By Check:

Bank:_____________________	Payee:______________________

ABA No.:_________________	Address:___________________

Credit:____________________	_____________________________________

Instructions:________________	_____________________________________

_____________________________________	_____________________________________

All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

Dated:_______________
Signature of Bank or Authorized Representative

Tax Identification Number of Bank

*	if less than all of the principal amount of the Bond is to be redeemed, the principal amount to be redeemed shall be $100,000 or any integral multiple of $5,000 in excess thereof.